Exhibit 10.7

Memorial Production Partners LP

Key Employee Incentive Plan

Article 1
Purpose and Effective Date

1.1Purpose.  The purpose of this Plan is to provide certain key employees of the Company and its affiliates additional compensation and incentive related to the performance of the Company and its subsidiaries.  The Plan is intended to represent the principal cash incentive compensation plan of the Company for Participants through the end of its 2017 fiscal year.

1.2Effective Date.  The Plan shall be effective as of October 1, 2016.  The Plan shall continue in effect until terminated in accordance with Section 6.1.

Article 2
Definitions

2.1Definitions.  For purposes of the Plan, the following terms shall have the meanings set forth below.

“Board” means the Board of Directors of Memorial Production Partners GP LLC or any successor thereto, or any committee or agent as delegated by the Board of Directors of Memorial Production Partners GP LLC or any successor thereto in its sole discretion.

“Cause” (for Termination of Employment) means (i) a Participant’s commission of, conviction for, plea of guilty or nolo contendere to a felony or a crime involving moral turpitude; (ii) a Participant’s engaging in conduct that constitutes fraud, gross negligence or willful misconduct in connection with his or her employment duties or responsibilities; (iii) a Participant’s contravention, in any material respect, of specific lawful directions related to a material duty or responsibility which is directed to be undertaken from the person to whom such Participant reports; (iv) any acts by a Participant which constitute embezzlement, misappropriation or breach of fiduciary duty resulting or intending to result in such Participant’s personal gain or enrichment at the expense of the Company or its affiliates; or (v) a Participant’s continued failure to comply with a material policy of the Company or its affiliates after receiving notice of failure to comply from the person to whom such Participant reports.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” means Memorial Production Partners LP, and any successor thereto.

“Disability” of a Participant means, at the time of a Termination of Employment, such Participant is unable to perform his or her duties for a period of 90 consecutive days as a result of physical or mental impairment, or illness or injury.

“Effective Date” means October 1, 2016.

“Good Reason” means (i) a reduction in a Participant’s base salary in effect immediately prior to such reduction; (ii) a reduction in the Plan Bonus opportunity of a Participant for any then-current Performance Cycle under the Plan; (iii) a required relocation of more than fifty (50) miles from a Participant’s principal office with the Company, its affiliates or its successor; or (iv) a material diminution in a Participant’s title, authority or duties.

“Lease Operating Expenses” means, with respect to a Performance Cycle, the day to day costs incurred by the Company and its subsidiaries to maintain production of natural gas, NGLs and oil (including, without limitation, utilities, direct labor, water injection and disposal, the cost of CO2 injection, materials and supplies, compression, repairs and workover expenses).

“Participant” means a key employee of the Company or its affiliates designated by the Board as a Participant in the Plan, as provided in Section 4.1.

“Performance Measures” means (i) Lease Operating Expenses, (ii) Production and/or (iii) Safety, as defined in the Plan.

“Performance Cycle” means each fiscal quarter of the Company during the term of the Plan beginning on the Effective Date.

“Permitted Reason” means Termination of Employment of a Participant by reason of his or her death, Disability, by the Participant for Good Reason or by the Company or its affiliates without Cause.

“Plan” means this Memorial Production Partners LP Key Employee Incentive Plan, as amended from time to time.

“Plan Bonus” means the entitlement of a Participant to a bonus payment under the Plan, expressed as a percentage of a Participant’s base salary or a fixed dollar amount, at specified levels (threshold, target and maximum levels as determined by the Board) payable for the applicable Performance Cycle.

“Production” means, with respect to a Performance Cycle, the average daily production (oil, natural gas and NGLs) of the Company and its subsidiaries on a MMcfe basis.

“Restructuring Transaction” means any restructuring, reorganization (whether or not pursuant to chapter 11 of title 11 of the United States Code) and/or recapitalization of substantially all of the Company’s and its subsidiaries’ assets or liabilities.

“Safety” means, with respect to a Performance Cycle, the Company’s and its subsidiaries’ Total OSHA Recordable Injuries.

“Termination of Employment” occurs when a Participant incurs a “separation from service” from the Company or any of its affiliates as defined in Section 409A of the Code and applicable regulations.

Article 3
Administration of the Plan

3.1Administrator of the Plan.  The Plan shall be administered by the Board.

3.2Authority of Board.  The Board shall have full power and discretionary authority to administer the Plan, including, without limitation, to: (i)  interpret and construe the Plan, apply the terms of the Plan, interpret and resolve all questions of fact under the Plan, (ii) determine the rights of any person under the Plan, or the meaning of requirements imposed by the terms of the Plan or an award, or any rule or procedure established by the Board, and to resolve all disputes under the Plan, (iii) adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the Plan, (iv) correct any defect or omission or reconcile any good faith, unintentional inconsistency in the Plan, and (v) make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan, subject to the such limitations as may be imposed by the Code or other applicable law. The Board may delegate administrative duties under the Plan to one or more agents as it shall deem necessary or advisable.

3.3Plan Determinations.  No member of the Board or any person delegated authority by the Board under the Plan shall be personally liable for any action or determination made in good faith with respect to the Plan or as to any settlement of any dispute between a Participant and the Company.  Any decision or action taken by the Board acting in good faith with respect to the administration or interpretation of the Plan shall be conclusive and binding upon all persons.

Article 4
Eligibility and Participation

4.1Participants.  Key employees of the Company or its affiliates who have been designated by the Board to participate in the Plan are set forth on Exhibit A hereto.  Additional Participants may be designated by the Board from time to time to participate in the Plan, and shall be notified by the Board in writing of such participation.

Article 5
Bonus Payments

5.1Performance Measures.  The payment of the Participant’s Plan Bonus shall be determined based upon the achievement by the Company and its subsidiaries of the Performance Measures for each Performance Cycle under the Plan.  Performance Measures for each Performance Cycle shall be weighted equally during the applicable Performance Cycle, unless otherwise determined in good faith by the Board prior to the end of the first month in such applicable Performance Cycle.  In determining a Plan Bonus payable, the degree of achievement of each Performance Measure and the specified levels thereof during the applicable Performance

Cycle shall be measured independently of other Performance Measures and then weighted in accordance with the foregoing sentence. The specified levels of achievement for each Performance Cycle (threshold, target and maximum levels of achievement) for the payment of Plan Bonuses in respective amounts shall be determined by the Board as soon as practicable following adoption of the Plan and communicated to Participants.

5.2Plan Bonuses.  Each Participant shall be eligible to receive a Plan Bonus for each Performance Cycle under the Plan for which the Participant is employed at the beginning of the Performance Cycle, subject to the terms hereof.  Plan Bonuses for the Participants set forth on Exhibit A hereto have been determined by the Board upon adoption of the Plan.  The Board shall notify each Participant of the Plan Bonus he or she shall be eligible to receive in writing substantially in the form set forth on Exhibit B hereto.  Payment of the Plan Bonus is based upon achievement by the Company and its subsidiaries of performance levels established by the Board for the Performance Measures at the specified levels, as provided in Section 5.1.

5.3Payment of Bonuses.  Any Plan Bonus earned by a Participant (if any) shall be payable in a cash lump sum, within 30 days after the end of the Performance Cycle, following the determination by the Board of the degree of achievement of the Performance Measures.  Payments shall be made based on the applicable threshold, target and maximum levels of achievement of the Performance Measures. All payments shall be subject to applicable tax withholding requirements.  Subject to Section 5.4, a Participant is required to remain employed by the Company or an affiliate until the end of the Performance Cycle to be eligible to receive a payment of a Plan Bonus.

5.4Termination of Employment.  Notwithstanding the foregoing, in the event that prior to payment of a Plan Bonus for a Performance Cycle that has commenced, a Participant incurs a Termination of Employment for a Permitted Reason, such Participant shall remain entitled to payment of the Plan Bonus determined on the same basis as other Participants. Such Plan Bonus shall be paid at the same time as paid to other Participants.  In the event that a Participant’s employment is terminated for any other reason (i.e., voluntary termination other than for Good Reason, or termination by the Company or an affiliate for Cause), the Participant shall forfeit entitlement to payment of any future Plan Bonus.

Article 6
Term of the Plan

6.1Termination and Amendment.  The Plan shall be effective as of the Effective Date and shall remain in effect for the payment of Plan Bonuses through the end of the Company’s 2017 fiscal year, and shall not be terminated by the Board prior to such time.  The Plan shall not be effective for future periods, unless extended by the Board.  Notwithstanding the foregoing, in the event of a Restructuring Transaction, the Board in existence following such Restructuring Transaction may, in its discretion and to the extent deemed advisable, terminate the Plan solely with respect to Performance Cycles commencing after the consummation date of the Restructuring Transaction. The Board shall not amend the terms of the Plan in any manner that shall adversely affect any Plan Bonus to which a Participant is entitled under the Plan.

Article 7
Code Section 409A

7.1General.  It is intended that the rights of Participants under this Plan will be exempt from Section 409A of the Code as a “short-term deferral” under the applicable regulations.  The Plan shall be construed in a manner that effects such intent.  Nevertheless, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed.  Neither the Company, its affiliates nor their respective directors, officers or employees shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan.

Article 8
Miscellaneous

8.1Funding of Plan.  At the discretion of the Board, a Participant’s right to payment of benefits under the Plan may be paid by any of the following, in whole or in some combination: (i) from the general assets of the Company, (ii) from a trust or escrow established by the Company for purposes funding Plan benefits, including, without limitation, a “secular trust” subject to section 402(b) of the Code, or (iii) such other source of funding directed by the Company.

8.2Nature of Payments.  The payments to be made by the Company to the Participant under the Plan are intended to constitute additional compensation to the Participant, and are subject to the withholding of taxes and all other legal obligations with respect to the payment of compensation.  Any amounts paid to a Participant under the Plan shall not be taken into account in determining the amount of the Participant’s benefits under any benefit plan or program of the Company or any affiliate.

8.3Rights Non-Transferable.  A Participants rights to benefits under the Plan may not be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or one of its affiliates, and shall not be subject to any lien, obligation, or liability of the Participant to any other party other than the Company or one of its affiliates, and are not assignable or transferable by a Participant other than by will or the laws of descent and distribution.

8.4Limitation of Rights.  Participation under the Plan, and the Company’s obligations under the Plan, shall not in any way impose any obligation on the Company to continue the employment of the Participant or provide future rights to payments to the Participant or others.

8.5Governing Law.  The Plan shall be construed, governed and enforced in accordance with the law of Texas, except as such laws are preempted by applicable federal law.

8.6Successors.  The Plan shall be binding upon and inure to the benefit of the Company, its legal successors and its permitted assigns.

Exhibit A

Participants

•	Bill Scarff
•	Chris Cooper
•	Bobby Stillwell
•	Jason Childress
•	Rich Smiley
•	Bruce Berwager
•	John Deck
•	David Beck
•	Matt Hoss
•	Martyn Willsher

Exhibit B

Form of Notification Letter

Memorial Production Partners LP Key Employee Incentive Plan

Notification of Participation

Participant Name:  [___________]

Pursuant to the Memorial Production Partners LP Key Employee Incentive Plan (the “Plan”), a copy of which has been provided to you, you have been designated by the Board to participate as a Participant in the Plan as of October 1, 2016.  Subject to the terms and conditions of the Plan, your eligibility for a Plan Bonus shall be as follows.

Plan Bonus
Threshold	Target	Maximum

Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.